                                                                                                       Exhibit 16.1

June 9, 2005

Mr. Mark Tyrrell
Ernst & Young LLP
Registered Public Accounting Firm
40 Westminster Street
Providence, RI 02903

Dear Mr. Tyrrell:

This letter is to serve as notice to Ernst & Young LLP that the Audit Committee of the Board of Directors of
Astro-Med, Inc. and its Subsidiaries (collectively the "Company") has chosen to dismiss your Firm as principal accountants for the Company.  We have enclosed a copy of Form 8-K that we expect to file with the Securities and
Exchange Commission (the "SEC") by June 14, 2005 with respect to the Audit Committee's decision.  Please review this Form 8-K and provide us a copy of your response letter required to be filed with the Form 8-K.

Should you have any questions or comments, please call me.

Sincerely,

Astro-Med, Inc.

By:     s/ Joseph P. O'Connell
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Its:     Chief Financial Officer
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